Exhibit (j)

KPMG LLP

Two Manhattan West

375 9th Avenue, 17th Floor

New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 24, 2026, with respect to the financial statements of the Sequoia Fund, Inc. (the Fund), appearing in the Form N-CSR of the Fund for the fiscal year ended December 31, 2025, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Custodian, Registrar and Shareholder Servicing Agent, Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

April 24, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.